                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                         FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The  undersigned  investment  company  hereby  notifies the  Securities and
Exchange  Commission  that it registers  under and pursuant to the provisions of
Section 8(a) of the Investment  Company Act of 1940, and in connection with such notification of registration submits the following information:

                 Name: Tortoise Power and Energy Income Company

   Address of Principal Business Office (No. & Street, City, State, Zip Code):

                        10801 Mastin Boulevard, Suite 222
                             Overland Park, KS 66210

             Telephone Number (including area code): (913) 981-1020

                Name and address of agent for service of process:

                                David J. Schulte
                        Tortoise Capital Advisors, L.L.C.
                             10801 Mastin Boulevard
                                    Suite 222
                             Overland Park, KS 66210

                                    Copy to:

                                Steven F. Carman
                              Blackwell Sanders LLP
                          4801 Main Street, Suite 1000
                           Kansas City, Missouri 64112

Check Appropriate Box:

     Registrant is filing a Registration  Statement  pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                   YES  [X]                           NO  [ ]

     Pursuant to the  requirements  of the  Investment  Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf  in the City of  Overland  Park and the State of Kansas on the 1st day of
August, 2007.

                                       Tortoise Power and Energy Income Company

                                       By:  /s/ Terry C. Matlack
                                          --------------------------------------
                                            Terry C. Matlack, Director

Attest:  /s/ David J. Schulte
       --------------------------------------------
         David J. Schulte,
         Chief Executive Officer